UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 14, 2016

Commission File Number 333-193565

Greenpro Capital Corp.

(Exact name of registrant issuer as specified in its charter)

Nevada	98-1146821
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 2201, 22/F., Malaysia Building,

50 Gloucester Road, Wanchai, Hong Kong

 (Address of principal executive offices, including zip code)

Registrant’s phone number, including area code (852) 3111 -7718

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On March 14, 2016, the Board of Directors of Greenpro Capital Corp. (the “Company”) authorized an expansion of the Company’s Board of Directors from four (4) to seven (7) directors. The Board of Directors appointed Mr. HEE Chee Keong (“Mr. Hee”), Mr. SHUM Albert (“Mr. Shum”) and Mr. CHIN Kiew Kwong (“Mr. Chin”) to fill the vacancies created by such expansion, effective March 14, 2016. As a result, as of March 14, 2016, our Board will consist of the following individuals:

Mr. LEE Chong Kuang (Chief Executive Officer, Director)

Mr. LOKE Che Chan, Gilbert (Chief Financial Officer, Director)

Mr. THANAWAT LERTWATTANARAK (Director)

Ms. SRIRAT CHUCHOTTAWORN (Director)

Mr. HEE Chee Keong (Independent director)

Mr. SHUM Albert (Independent director)

Mr. CHIN Kiew Kwong (Independent director)

The Board has determined that Messrs. Hee, Shum and Chin satisfy the definition of “independent director” under the OTCQX listing standards and SEC rules. The Company expects Messrs. Hee, Shum and Chin to serve as independent directors on the Company’s Compensation, Audit, and Nominations and Corporate Governance committees once such committees are formed. In addition, the Company expects Mr. Hee to serve as the chairman of the audit committee and the “audit committee financial expert” as that term is defined by in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

There are no family relationships between any director or executive officer of the Company.

The biographies for the new independent directors of the Company are set forth below:

Mr. HEE Chee Keong

Mr. HEE Chee Keong serves as an independent director in the Company. Mr. Hee, aged 44, is a Chartered Accountant of the Malaysian Institute of Accountants (MIA) and a fellow member of Association of Chartered Certified Accountants (FCCA). He has more than 18 years of working experience in both private and public companies. From June 2014 to October 2015, Mr. Hee served as the Chief Financial Officer of Galasys Plc. From June 2013 to September 2014, he served as the Chief Financial Officer of Apple Green Holding, Inc. (formerly called Blue Sun Media, Inc) . Also, Mr. Hee was the Finance Director and Non-Independent & Non-Executive Director at NetX Holdings Berhad (known as Global Soft Berhad) from November 2004 to January 2009 and January 2009 to June 2013 respectively. Moreover, Mr. Hee had worked as the Group Accountant and Principal Accounting Officer in his career.

During the course of his career, Mr. Hee involved in various industries, including accounting, information technology, manufacturing, trading, property, construction, leisure and entertainment. He also has hands-on experience on corporate exercise such as due diligence, IPOs, issuance of warrants, corporate and debt restructuring. With abundant experiences in different fields and industries especially in accounting and finance, Mr. Hee has been appointed by the company to be the independent director and the chairman of audit committee.

Mr. SHUM Albert

Mr. SHUM Albert serves as an independent director in the Company. Mr. Shum, aged 56, is a certified Project Management Practitioner with over 30 years of experience in leading projects and people, implementing and overseeing technology programs, and administering all facets of technology initiatives.

Mr. Shum holds a Bachelor Degree of Business Administration from Pacific States University, USA, a Diploma in Computer Science from the Computer Learning Institute, USA and had attended program for Executive Development at IMD business school in Lausanne, Switzerland.

Amongst senior technology positions held by Mr. Shum, are the Regional CIO role for Schindler Group from October 2000 to December 2006; Chief Information Officer role in the South China Morning Post Group from January 2007 to October 2010; and Global Head of IT (ADM) role in the Intertrust Group since May 2010, where he was responsible for leading the delivery of core information technology services through a global team to business units across more than twenty jurisdictions. Mr. Shum was fully accountable for the implementation of professional and effective solutions to ensure that the underlying functions, coupled with effective internal controls and worked together with the business to achieve its overall strategy across all locations. Mr. Shum’s wide experience in internal controls and information technology, has led to his appointment as an independent Director of the company.

Mr. CHIN Kiew Kwong

Mr. CHIN Kiew Kwong serves as an independent director in the Company. Mr. Chin, aged 44, has served as a Group Agency Manager at Public Mutual Berhad since 2005, a company listed on the Bursa, Stock Exchange of Malaysia which is a provider of private unit trust company and private retirement scheme (PRS) in Malaysia. He is a project leader and marketing expert in leading more than 100 unit trust consultants for the past 10 years. He was frequently awarded by the Great Eastern Assurance from 1997 to 2004 and Public Mutual Berhad Achievement since 2005.

Mr. Chin was a Post graduate in computer studies from Informatics College, Kuala Lumpur in 1993. He is also a Certified NLP Practitioner and has vast experience in the fields of IT services, finance and unit trust since 1991. Mr. Chin’s varied business and management experience has led to his appointment of the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENPRO CAPITAL CORP.
(Name of Registrant)

Date: March 15, 2016

By:	/s/ Lee Chong Kuang
Title:	Chief Executive Officer, President, Director (Principal Executive Officer)

Date: March 15, 2016

By:	/s/ Loke Che Chan, Gilbert
Title:	Chief Financial Officer, Secretary, Treasurer, Director (Principal Financial Officer and Principal Accounting Officer)